UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

American Standard Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-54471	20-2791397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road, Suite 1400,

Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On August 3, 2015, American Standard Energy Corp., a Delaware corporation (the “Company”), and its operating subsidiary, American Standard Energy Corp., a Nevada corporation (“ASEN” and, together with the Company, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being administered jointly under the caption “In re American Standard Energy, Corp., et al.,” Case No. 15-70104. The Debtors have continued to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the Amended and Restated Credit Agreement, dated as of February 5, 2014, by and among ASEN, Pentwater Equity Opportunities Master Fund Ltd., and Cortland Capital Market Services LLC, as Agent for PWCM Master Fund Ltd. (the “Credit Agreement”).

The Credit Agreement provides that as a result of the Bankruptcy Petitions the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce the payment obligations under the Credit Agreement are automatically stayed as a result of the Bankruptcy Petitions, and the creditor’s rights of enforcement in respect of the Credit Agreement are subject to the applicable provisions of the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STANDARD ENERGY CORP.

Dated: September 16, 2015	/s/ J. Steven Person
Name: J. Steven Person, Chief Executive Officer

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